As filed with the Securities and Exchange Commission on July 14, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rocket Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-3475813
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive
Cranbury, NJ 08512
(Address of principal executive offices, including zip code)
(609) 659-8001
(Registrant’s telephone number, including area code)

Second Amended and Restated Rocket Pharmaceuticals, Inc. 2014 Stock Option and Incentive Plan
Inducement Non-Qualified Stock Option Award Agreement
(Full title of the plan)

Gaurav Shah, MD
President and Chief Executive Officer
Rocket Pharmaceuticals, Inc.
9 Cedarbrook Drive
Cranbury, NJ 08512
(Name and address, including zip code, of agent for service)
(609) 659-8001
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Whitney John Smith Sean M. Jones K&L Gates LLP 599 Lexington Avenue New York, NY 10022 (212) 536-3930	Martin Wilson General Counsel & Chief Corporate Officer Rocket Pharmaceuticals, Inc. 9 Cedarbrook Drive Cranbury, NJ 08512 (609) 659-8001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 6,613,778 shares of Common Stock under the Second Amended and Restated Rocket Pharmaceuticals, Inc. 2014 Stock Option and Incentive Plan (the “Plan”), comprised of (i) 4,332,791 shares of Common Stock as a result of the Evergreen Increase (as defined below) (the “Evergreen Shares”) and (ii) 2,280,987 shares of Common Stock as a result of the Recycling Increase (as defined below) (the “Recycled Shares”).

The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an automatic annual increase on each January 1 by an amount equal to four percent (4%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 (the “Evergreen Increase”). Accordingly, on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the Plan increased by the 4,332,791 Evergreen Shares.

The Plan also provides that shares of Common Stock underlying any awards that were satisfied without the issuance of shares of Common Stock or otherwise terminated (other than by exercise) will be added back to the number of shares of common stock available for issuance under the Plan (the “Recycling Increase”). The 2,280,987 Recycled Shares represent shares of common stock that were added back and became available for issuance under the Plan during the years ended December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025 as a result of the Recycling Increase.

This Registration Statement on Form S-8 also registers 383,854 shares of Common Stock issuable upon the exercise of stock options granted to the Company’s Chief Medical Officer, Syed Rizvi, on October 6, 2025, outside of the Plan as an inducement equity award in accordance with Nasdaq Listing Rule 5635(c)(4) (such shares together with the Evergreen Shares and the Recycled Shares, the “Shares”).

The Shares are of the same class as other securities for which the Registrant’s registration statements filed on Form S-8 filed with the Securities and Exchange Commission on March 3, 2025 (File No. 333-285520), December 20, 2022 (File No. 333-268908), March 6, 2020 (File No. 333-236946), March 7, 2018 (File No. 333-223488), March 23, 2017 (File No. 333-216892), June 29, 2016 (File No. 333-212308) and May 28, 2015 (File No. 333-204501), are effective. The information contained in the Registrant’s registration statements on Form S-8 (File Nos. 333-285520, 333-268908, 333-236946, 333- 223488, 333-216892, 333-212308 and 333-204501) is hereby incorporated by reference pursuant to General Instruction E.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.
Plan Information.

The information required by this Item 1 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.
Registrant Information and Employee Plan Annual Information.

The information required by this Item 2 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Documents by Reference.

The following documents have been filed by Rocket Pharmaceuticals, Inc. (the “Registrant”) with the Commission and are incorporated herein by reference:

●
our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026;

●
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC on May 7, 2026;

●
our Current Reports on Form 8-K filed with the SEC on March 10, 2026, April 28, 2026 (other than the information included under Item 7.01 and in Exhibit 99.1 therein), May 21, 2026, June 12, 2026 (other than the information included under Item 7.01 and in Exhibit 99.1 therein), and June 30, 2026; and

●
the description of the Company’s common stock contained in its registration statement on Form 8-A, which was filed with the SEC on February 2, 2015, and amended on January 11, 2018, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. The Registrant is not incorporating by reference any reports or documents or portions thereof that are not considered to be “filed” with the Commission.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.
Description of Securities.

Not applicable.

Item 5.
Interests of Named Experts and Counsel.

None.

Item 6.
Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our amended and restated certificate of incorporation and amended and restated by-laws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

●
any breach of the director’s duty of loyalty to us or our stockholders;
●
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●
any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
●
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our amended and restated by-laws provide that:

●
we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
●
we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Company and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that the Company’s obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended.

Item 7.
Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description
5.1*	Opinion of K&L Gates LLP.

23.1*	Consent of K&L Gates LLP (included in Exhibit 5.1).

23.2*	Consent of EisnerAmper LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on signature page).

99.1	Second Amended and Restated 2014 Stock Option and Incentive Plan (Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-36829) filed with the Securities and Exchange Commission on April 20, 2018).

99.2	Form of Incentive Stock Option Agreement (Employees) (Incorporated by reference to Exhibit 10.2# to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36829) filed with the Securities and Exchange Commission on August 14, 2018).

99.3	Form of Non-Qualified Stock Option Agreement (Employees) (Incorporated by reference to Exhibit 10.3# to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36829) filed with the Securities and Exchange Commission on August 14, 2018).

99.4	Form of Non-Qualified Stock Option Agreement (Non-Employee Directors) (Incorporated by reference to Exhibit 10.4# to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36829) filed with the Securities and Exchange Commission on August 14, 2018).

99.5	Form of Non-Qualified Stock Option Agreement (Consultants) (Incorporated by reference to Exhibit 10.5# to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36829) filed with the Securities and Exchange Commission on August 14, 2018).

99.6	Form of Restricted Stock Unit Award Agreement (Incorporated by reference to Exhibit 10.6.1# to the Registrant’s Annual Report on Form 10-K (File No. 001-36829) filed with the Securities and Exchange Commission on March 6, 2020).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranbury, State of New Jersey, on July 14, 2026.

ROCKET PHARMACEUTICALS, INC

/s/ Gaurav Shah, MD
Gaurav Shah, MD
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gaurav Shah, MD and Martin Wilson, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

Name	Title	Date

/s/ Gaurav Shah, MD	Chief Executive Officer and Director	July 14, 2026
Gaurav Shah, MD	(Principal Executive Officer)

/s/ Martin Wilson	General Counsel and Chief Corporate Officer	July 14, 2026
Martin Wilson	(Principal Financial Officer)

/s/ Joseph Manhede	AVP, Corporate Controller	July 14, 2026
Joseph Manhede	(Principal Accounting Officer)

/s/ Carsten Boess
Carsten Boess	Director	July 14, 2026

/s/ Mikael Dolsten
Mikael Dolsten	Director	July 14, 2026

/s/ Peter Fong
Peter Fong	Director	July 14, 2026

/s/ Fady Malik
Fady Malik	Director	July 14, 2026

/s/ David P. Southwell
David P. Southwell	Director	July 14, 2026

/s/ Roderick Wong, MD
Roderick Wong, MD	Director	July 14, 2026